EXHIBIT 99.1

Monarch Casino & Resort Comments on Lawsuit Filed by Black Hawk Contractor and Updates Timing for Completion of Project

RENO, Nev., Sept. 03, 2019 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) provided the following comment on disagreements with its general contractor in Black Hawk, PCL Construction Services, Inc. (“PCL”), which have resulted in PCL filing a preemptory lawsuit on August 30, 2019 against Monarch and its Colorado subsidiaries.

Monarch Comment

“Since engaging PCL as general contractor at Monarch Casino Black Hawk, we have worked tirelessly to move the construction project forward. While Monarch has been frustrated with PCL’s numerous construction delays and cost increases, we have remained focused on the transformation of Monarch Casino Black Hawk.

“Monarch believes that PCL’s lawsuit is principally an effort to deflect attention from their failures to deliver the completed project in a timely and cost appropriate manner.  Unfortunately, we must now respond to PCL’s lawsuit with our affirmative defenses as well as counterclaims against PCL which will detail their numerous contract and performance breaches.  That said, we will continue to work with PCL to complete our new Monarch Casino Resort Spa Black Hawk.

“Given this lawsuit, the increasingly adversarial tone of communication from PCL, and our understanding of recent discussions regarding project delivery, we now believe that our expansion project – the new Monarch Casino Resort Spa Black Hawk – including the expanded casino, restaurants and certain public areas – should be fully open in the first quarter of 2020.  The remaining remodeling of some areas of the existing casino is expected to be completed in the second quarter of 2020.

“Our disappointment with the ongoing construction delays at the expanded Monarch Casino Black Hawk is palpable. Importantly, other than a delay of the finished project, the customer experience should not be impacted at the property, now or in the future. Given the terrific guest response to the property’s enhancements introduced to date, our entire team knows that the fully transformed Monarch Casino Resort Spa Black Hawk will be a game changer for this exciting and vibrant market. While PCL’s performance has delayed our opening from our earlier announced dates, it will only increase the excitement of our team to deliver Black Hawk’s best-in-class resort and hospitality destination for visitors from across the Denver metropolitan area.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements relating to (i) our plans, objectives, near- and long-term outlook, opportunities, expectations, growth prospects and future operations with respect to Monarch Casino Black Hawk and the regional market; (ii) our plans,  construction, completion and opening timelines of upgraded, redesigned and/or expanded facilities at Monarch Casino Black Hawk; and (iii) our expectations regarding our future position in the market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  construction factors, including delays, disruptions, increased costs of labor and materials, contractor disagreements, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  we have not yet entered into a guaranteed maximum price (“GMP”) construction contract with our Monarch Casino Black Hawk general contractor and negotiation of the GMP may involve disagreements between the parties, including potential disagreements over costs of and responsibility for delays and other construction related matters;
  components of our Monarch Casino Black Hawk construction project will be outside the scope of any GMP contract;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  the cost, distraction and delays caused by litigation;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and future financial results; and
  competition in our target market areas.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.

Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit Monarch's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; a 30,000 square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Casino Black Hawk features approximately 30,000 square feet of casino space; approximately 740 slot machines; 14 table games; a 250-seat buffet-style restaurant; a snack bar and a new nine-story parking structure with approximately 1,350 spaces, plus additional existing valet parking bringing total parking capacity to 1,500 spaces. Once completed, the Monarch Casino Resort Spa Black Hawk will nearly double the casino space and will add a 23-story hotel tower with approximately 500 guest rooms and suites, an upscale spa and pool facility, three restaurants (bringing the total to four restaurants), additional bars, and associated support facilities.

Contacts:

David Farahi

Chief Operating Officer

775/825-4700 or dfarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy

JCIR

212/835-8500 or mcri@jcir.com